Exhibit 10.6
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (this “Agreement”) is effective as of February 23, 2006 (the “Effective Date”), and is entered into by and between Gail Sloan (“Employee”) and La Jolla Pharmaceutical Company (the “Company”).
     WHEREAS, the Company offered Employee employment pursuant to an offer letter and agreement dated March 20, 1996 (the “Offer Letter”);
     WHEREAS, the Offer Letter was subsequently modified and supplemented by a supplemental letter agreement on February 23, 2004 (the “Supplemental Agreement”); and
     WHEREAS, the parties hereto desire to amend and restate the terms of Employee’s employment in this Agreement.
     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Title. Employee’s title is Vice President of Finance.
     2. Termination; Severance.
          (a) If (i) Employee’s employment is terminated by the Company without Cause or (ii) if a Change in Control of the Company occurs and Employee’s employment with the Company or its successor Terminates In Connection With a Change in Control and in the absence of any event or circumstance constituting Cause, then, in either case:
               (A) Employee will be entitled to receive from the Company an amount in severance equal to one year of Employee’s then-current base salary (the “Severance Amount”). The Severance Amount will be paid in a lump sum promptly after Employee has executed and delivered to the Company a mutual release, in form and substance satisfactory to the Company, of all claims arising in connection with Employee’s employment with the Company and termination thereof;
               (B) Employee will be entitled to receive, for a period of 12 full calendar months from the date of his termination (the “Termination Date”), medical and dental benefits coverage for Employee and/or his dependents through the Company’s available plans at the time and the Company will be responsible to continue payment of all applicable deductions for premium costs. After the Company’s obligation to pay the premiums for health and dental coverage Employee and/or his dependents will be eligible to continue plan participation under COBRA; and
               (C) Notwithstanding anything to the contrary in the option plan pursuant to which Employee’s options were granted, all options granted to Employee prior to the Termination Date (the “Options”) shall automatically vest and become fully exercisable as of the Termination Date notwithstanding any vesting or performance conditions applicable thereto, and such Options shall remain exercisable for (i) one year following the Termination Date or (ii) if the plan or grant agreement pursuant to which certain Options were granted provides that such Options will be exercisable for a period longer than one year in circumstances where Employee is terminated without Cause or Employee’s employment Terminates In Connection With a Change in Control, then such longer exercise period shall apply with respect to such Options; provided that, in either case, (A) in no event will Options be exercisable beyond the duration of the original term thereof and (B) if the Options qualify as an incentive stock option under the Internal Revenue Code and applicable regulations thereunder, the exercise period thereof shall not be extended in such a manner as to cause the Options to cease to qualify as an incentive stock option unless Executive elects to forego incentive stock option treatment and extend the exercise period thereof as provided herein.
          (b) “Change in Control” of the Company has the meaning set forth in the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan.
          (c) “Cause” means the occurrence of one or more of the following: (i) Employee is are convicted of or pleads guilty or nolo contendere to a felony or any crime involving moral turpitude, embezzlement, fraud or misappropriation; (ii) Employee breaches this Agreement or any agreement entered into with or policy of the Company in a manner that materially and adversely affects the Company; (iii) Employee commits willful misconduct that materially and adversely impacts the Company; or (iv) Employee fails, after receipt of written notice and after receiving a period of at least 10 days following such notice, to follow a lawful direction of the board of directors.
          (d) Employee’s employment with the Company or its successor will be deemed a “Termination In Connection With” a Change in Control if, within 180 days after the consummation of the Change of Control: (i) Employee is removed from Employee’s employment by, or resigns his employment upon the request of, a person exercising practical voting control over the Company or its successor following the Change in Control or a person acting upon authority or at the instruction of such person; (ii) Employee’s position is eliminated as a result of a reduction in force made to reduce over-capacity or unnecessary duplication of personnel and Employee is not offered a replacement position with the Company or its successor as a Vice President with compensation and functional duties substantially similar to the compensation and duties in effect immediately before the Change in Control; or (iii) Employee resigns his employment with the Company or its successor rather than comply with a relocation of his primary work site more than 50 miles from the Company’s headquarters.
     3. Section 409A.
          (a) Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement or otherwise would constitute deferred compensation subject to Section 409A, then no such payment will be made under this Agreement until the earliest of (i) the date which is six months after Employee’s “separation from service” for any reason, other than “death” or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (ii) the date of Employee’s “death” or “disability” (as such terms are used in Section 409A(a)(2) of the Code), or

(iii) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code).
          (b) The provisions of this Section 4 shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or United States Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
     4. Miscellaneous.
          (a) Captions. The captions of this Agreement are inserted for convenience and do not constitute a part hereof.
          (b) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter of this Agreement. For the sake of clarity, this Agreement supersedes and replaces the terms set forth in the Offer Letter and Supplemental Agreement but it does not affect that certain letter agreement dated October 6, 2005, the terms of which shall continue to govern the awards made thereby. This Agreement shall be binding upon and inure solely to the benefit of each of the parties and their respective successors and assigns.
          (c) Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto.
          (d) Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.
          (e) Further Assurances. Each party hereto shall promptly execute and deliver such further instruments and take such further actions as the other party may reasonably require or request in order to carry out the intent of this Agreement.

          (f) No Change in Terms of Employment. Employee will continue to be bound by the Company’s policies and this Agreement does not change Employee’s employment status with the Company. As with all employees at the Company, Employee or the Company may, subject to the terms of any contractual agreement Employee may have with the Company, terminate Employee’s employment at any time for any reason whatsoever, with or without cause or advance notice.
          (g) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of California.
          (h) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the day and year first written above in San Diego, California.

La Jolla Pharmaceutical Company
By:	/s/ Steven B. Engle
Steven B. Engle
Chairman and CEO

Employee
/s/ Gail Sloan
Gail Sloan

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